FOR IMMEDIATE RELEASE	CONTACT:	Lisa Miles 703.251.8637
lisamiles@maximus.com
Date: March 1, 2021

Maximus Acquires Federal Division of Attain, LLC for $430 Million
- Acquisition Furthers Two Core Pillars of the Company's Long-Term Corporate Strategy -

(RESTON, Va. - March 1, 2021) - Maximus (NYSE: MMS), a leading provider of government services worldwide, announced today that it completed the acquisition of the Federal division of Attain, LLC. The contracted purchase price of $430 million is subject to certain reductions and adjustments. Privately-owned Attain serves the U.S. Federal Government, with a strong reputation as an innovator with unparalleled technology services such as artificial intelligence and machine learning to support the mission-critical objectives of numerous federal agencies.

The acquisition is a natural fit and logical next step in furthering two core pillars of Maximus' long-term corporate strategy including accelerating digital transformation and the ongoing expansion into the U.S. federal market, which is a priority growth area. Attain Federal will also benefit from Maximus’ experience serving federal government clients, its desirable contract vehicles, as well as its leadership position in driving digital transformation for government.

“This acquisition is another milestone in our digital transformation and growth journey. We welcome the employees of Attain Federal, who are leaders in delivering robust technology solutions for government. Both Maximus and Attain share a common purpose to help deliver outcomes that matter to our government customers through a holistic, agile, secure, and customer-centric approach,” commented Bruce Caswell, President and Chief Executive Officer of Maximus. “Our M&A strategy remains keenly focused on enabling us to build long-term, sustainable, organic growth by continuing to build scale, enhance our clinical and digital capabilities, and extend into new areas. We believe this is an optimal path to enhancing long-term shareholder value.”

With the addition of Attain Federal's automation and digital expertise, Maximus expects to be able to further design, develop, and deliver even more innovative, impactful solutions to support the mission of its federal customers. The Company's digital transformation strategy seeks to offer new models for citizen engagement and enable its government partners to achieve their program modernization goals. Market-leading applications and development capabilities, cybersecurity, advanced analytics, and machine learning enhance the Company's competitive position, enable new solution offerings, and improve service delivery across our operations. The complimentary customer base of Maximus and Attain Federal offer meaningful opportunities for further expansion in the federal market.

Caswell continued, “We aim to deliver a unique citizen experience and use digital technologies and industry leading capabilities to deliver innovation to our federal customers and the citizens they serve. Attain Federal joining Maximus helps drive this aim forward even further.”

This business will be part of the U.S. Federal Services Segment and is expected to generate revenue of $120 million to $140 million for the remaining seven months of fiscal 2021. Subject to finalization of the valuation of intangible assets, the transaction is expected to be slightly dilutive for fiscal 2021, after consideration of one-time expenses, interest, and non-cash charges. The transaction is expected to be accretive in fiscal 2022.

Maximus – News Release Continued
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Outlook
Maximus will provide any resulting updates to guidance on the next earnings call which is planned for the first week of May. This is concurrent with the reporting of our results for the fiscal 2021 second quarter ending March 31, 2021.

Conference Call and Webcast Information
Maximus will host a thirty-minute conference call this morning, March 1, 2021, at 8:30 a.m. (ET).

The call is open to the public and available by webcast or by phone at:
877.407.8289 (Domestic) / +1.201.689.8341 (International)

For those unable to listen to the live call, a recording of the webcast will be available on investor.maximus.com.

Baird served as exclusive financial advisor and Holland & Knight served as legal counsel to Attain, LLC. Hogan Lovells served as legal counsel to Maximus.

About Maximus
Since 1975, Maximus has operated under its founding mission of Helping Government Serve the People®, enabling citizens around the globe to successfully engage with their governments at all levels and across a variety of health and human services programs. Maximus delivers innovative business process management and technology solutions that contribute to improved outcomes for citizens and higher levels of productivity, accuracy, accountability, and efficiency of government-sponsored programs. With more than 30,000 employees worldwide, Maximus is a proud partner to government agencies in the United States, Australia, Canada, Italy, Saudi Arabia, Singapore, South Korea, Sweden, and the United Kingdom. For more information, visit maximus.com.

Maximus – News Release Continued
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Forward-Looking Statements
Statements that are not historical facts, including statements about the Company’s confidence and strategies, and the Company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand, or acceptance of the Company’s products are forward-looking statements that involve risks and uncertainties including but not limited to:
•The possibility that anticipated benefits of the acquisition may not be realized or may take longer to realize than expected
•The possibility that costs related to the Company’s integration of Attain Federal’s operations may be greater than expected and/or that revenues following the acquisition may be lower than expected
•The effect of the transaction on the ability of the Company and Attain Federal to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers, including the U.S. Federal government
•Responses from customers and competitors to the acquisition
•Results from the acquisition may be different than those anticipated
•The ultimate duration of the COVID-19 pandemic
•The threat of further negative COVID-19 pandemic-related impacts
•Delays in our core programs returning to normal volumes and operations
•The potential impacts resulting from budget challenges with our government clients
•The possibility of delayed or missed payments by customers
•The potential for further supply chain disruptions impacting IT or safety equipment
•The impact of further legislation and government policies on the programs we operate

These risks could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements. A summary of risk factors can be found in Item 1A, "Risk Factors" in our Annual Report on Form 10-K for the year ended September 30, 2020, which was filed with the Securities and Exchange Commission on November 19, 2020, and found on maximus.com.